UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

MainStreet Bancshares, Inc.

(Name of Issuer)
Common Stock, $4.00 par value per share

(Title of Class of Securities)
56064Y100

(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 56064Y100	SCHEDULE 13G/A	Page 2 of 10 Pages

1		NAME OF REPORTING PERSONS RMB Capital Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 142,670
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 142,670
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 142,670
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.74%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 56064Y100	SCHEDULE 13G/A	Page 3 of 10 Pages

1		NAME OF REPORTING PERSONS RMB Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 56064Y100	SCHEDULE 13G/A	Page 4 of 10 Pages

1		NAME OF REPORTING PERSONS Iron Road Capital Partners LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 56064Y100	SCHEDULE 13G/A	Page 5 of 10 Pages

1		NAME OF REPORTING PERSONS RMB Mendon Managers, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware Limited Liability Company
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 142,670
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 142,670
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 142,670
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.74%
12		TYPE OF REPORTING PERSON OO

CUSIP No. 56064Y100	SCHEDULE 13G/A	Page 6 of 10 Pages

Item 1.	(a) Name of Issuer

MainStreet Bancshares, Inc.

(b) Address of Issuer’s Principal Executive Offices

10089 Fairfax Boulevard

Fairfax, VA 22030

Item 2.	(a) Name of Person Filing

 This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i) RMB Capital Holdings, LLC

(ii) RMB Capital Management, LLC

(iii) Iron Road Capital Partners LLC

(iv) RMB Mendon Managers, LLC

(b) Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of the Reporting Persons is 115 S. LaSalle Street, 34th Floor, Chicago, IL 60603.

(c) Citizenship

Please refer to Item 4 on each cover sheet for each Reporting Person

(d) Title of Class of Securities

Common Stock, $4.00 par value per share

(e) CUSIP No.:

56064Y100

CUSIP No. 56064Y100	SCHEDULE 13G/A	Page 7 of 10 Pages

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J);

(k)	☐	A group, in accordance with §240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

CUSIP No. 56064Y100	SCHEDULE 13G/A	Page 8 of 10 Pages

Item 4. Ownership

Please see Items 5 - 9 and 11 on each cover sheet for each Reporting Person

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8. Identification and Classification of Members of the Group

Not applicable.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

CUSIP No. 56064Y100	SCHEDULE 13G/A	Page 9 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2021

RMB Capital Holdings, LLC

By:	/s/ Richard M. Burridge
	Name:	Richard M. Burridge
	Title:	Manager
RMB Capital Management, LLC
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Richard M. Burridge
	Name:	Richard M. Burridge
	Title:	Manager

Iron Road Capital Partners LLC
By: RMB Capital Management, LLC, its Manager
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Richard M. Burridge
	Name:	Richard M. Burridge
	Title:	Manager

RMB Mendon Managers, LLC
By: RMB Capital Management, LLC, its Manager
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Richard M. Burridge
	Name:	Richard M. Burridge
	Title:	Manager

CUSIP No. 56064Y100	SCHEDULE 13G/A	Page 10 of 10 Pages

EXHIBIT 1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

RMB Capital Holdings, LLC, a Delaware Limited Liability Company, RMB Capital Management, LLC (an investment adviser registered under the Investment Advisers Act of 1940), Iron Road Capital Partners, LLC, a Delaware Limited Liability Company, and RMB Mendon Managers, LLC, a Delaware Limited Liability Company, hereby agree to file jointly the statement on this Schedule 13G/A to which this Agreement is attached, and any amendments thereto which may be deemed necessary.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G/A, and any amendments thereto, filed on behalf of each of the parties hereto.

DATE: February 12, 2021

RMB Capital Holdings, LLC

By:	/s/ Richard M. Burridge
	Name:	Richard M. Burridge
	Title:	Manager
RMB Capital Management, LLC
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Richard M. Burridge
	Name:	Richard M. Burridge
	Title:	Manager

Iron Road Capital Partners LLC
By: RMB Capital Management, LLC, its Manager
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Richard M. Burridge
	Name:	Richard M. Burridge
	Title:	Manager

RMB Mendon Managers, LLC
By: RMB Capital Management, LLC, its Manager
By: RMB Capital Holdings, LLC, its Manager

By:	/s/ Richard M. Burridge
	Name:	Richard M. Burridge
	Title:	Manager